Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

AMPRIUS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common stock, par value $0.0001 per share(2)	457(h)	7,015,819	$2.10(3)	$14,733,219.90	0.00015310	$2,255.66

Total Offering Amounts					$14,733,219.90		$2,255.66

Total Fee Offsets							—

Net Fee Due							$2,255.66
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), which may become issuable pursuant to the provisions of the Amprius, Inc. 2008 Stock Plan (the “2008 Plan”) and the Amprius, Inc. Second Equity Incentive Plan (together with the 2008 Plan, the “Plans”) relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents 7,015,819 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options to purchase Common Stock granted under the Plans, including 5,337,717 shares of Common Stock being offered for resale by the selling stockholders named in the prospectus included in and filed with this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(3)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.10 per share represents the weighted average exercise price per share of outstanding stock option awards under the Plans.